EXHIBIT 99.1

Investor:	Media:	Company:
Jennifer Beugelmans	Jennifer Saunders	Jim Klingler, CFO
jbeugelmans@evcgroup.com	jsaunders@evcgroup.com	IR@nasmedical.com
or	(646) 201-5431	(818) 734-8600
Doug Sherk
dsherk@evcgroup.com
(646) 201-5447

NORTH AMERICAN SCIENTIFIC ANNOUNCES EXTENSION
OF LOAN AGREEMENTS

Chatsworth, CA - November 21, 2007 — North American Scientific, Inc. (Nasdaq: NASI) today announced that on November 20, 2007 it executed a Seventh Amendment and Forbearance to its Loan and Security Agreement with Silicon Valley Bank (the “Bank”). The Amendment includes: (i) an extension of the maturity date of the Loan Agreement to December 20, 2007, and an extension of the maturity date of the Bridge Loan Sublimit to the earlier of December 20, 2007 or the date the Company closes a private investment public equity transaction, and (ii) a forbearance by the Bank from exercising its rights and remedies against the Company, until such time as the Bank determines in its discretion to cease such forbearance, due to the defaults under the Loan Agreement resulting from the Company failing to comply with the tangible net worth covenant in the Loan Agreement as of July 31, 2007, August 31, 2007 and September 30, 2007. In connection with the amendment, the Company granted a warrant to the Bank to purchase additional shares of the Company’s Common Stock.

Also, on November 20, 2007, the Company executed a Second Amendment to the Loan Agreement with Agility Capital, LLC to extend the maturity date of the Agility Loan Agreement from November 20, 2007 to December 21, 2007, and the Company executed an Amendment to the Loan Agreement with Mr. John Friede, a director and stockholder of the Company, to extend the maturity date of the Friede Loan Agreement from November 20, 2007 to December 20, 2007. In connection with the amendment to the Agility Loan Agreement, the Company granted a warrant to Agility to purchase additional shares of the Company’s Common Stock. In the amendment to the Friede Loan Agreement, the amount which may be borrowed by the Company thereunder was reduced from $500,000 to $250,000.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition the Company has been gaining clinical experience with its first generation ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, and intends to launch the second generation devices in 2008. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.